The information in this preliminary prospectus supplement and the accompanying prospectus relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-173045
Subject to Completion, dated March 24, 2011

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 24, 2011)
5,000,000 Shares

Acacia Research Corporation
Common Stock

We are offering 5,000,000 shares of our common stock.

Our common stock trades on The Nasdaq Global Select Market under the symbol “ACTG.” The last reported trading price of our common stock on March 23, 2011 was $34.11.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement and page 3 of the accompanying prospectus.

	Per Share	Total
Price to the public	$	$
Underwriting discounts	$	$
Proceeds to us (before expenses)	$	$

We have granted Barclays Capital, as the underwriter in this offering, the option to purchase 750,000 additional shares of common stock on the same terms and conditions set forth above if it sells more than 5,000,000 shares of common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Barclays Capital expects to deliver the shares on or about March   , 2011.

Barclays Capital

Prospectus Supplement dated March   , 2011

Prospectus Supplement

Prospectus

About This Prospectus	1
About Acacia Research Corporation	1
Risk Factors	3
Cautionary Note Regarding Forward-Looking Statements	3
Use of Proceeds	4
Description of Common Stock We May Offer	4
Plan of Distribution	5
Legal Matters	6
Experts	6
Where You Can Find More Information	6
Incorporation of Certain Information By Reference	6

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriter are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and in any issuer free writing prospectus, is accurate only as of the respective dates of those materials. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of common stock and also adds to and updates information contained in the accompanying prospectus as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus. This prospectus supplement incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus supplement. To the extent any inconsistency or conflict exists between the information included or incorporated by reference in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus, the financial statements and other documents incorporated by reference and any related free writing prospectus. You should carefully read the “Risk Factors” sections that are contained in this prospectus supplement and the accompanying prospectus to determine whether an investment in our common stock is appropriate for you. Unless the context otherwise requires, references to “we,” “us” or “our” refer to Acacia Research Corporation and its wholly- and majority-owned subsidiaries.

Our Business

Our operating subsidiaries acquire, develop, license and enforce patented technologies. Our operating subsidiaries generate revenues and related cash flows from the granting of intellectual property rights for the use of patented technologies that our operating subsidiaries own or control. Our operating subsidiaries assist patent owners with the prosecution and development of their patent portfolios, the protection of their patented inventions from unauthorized use, the generation of licensing revenue from users of their patented technologies and, if necessary, with the enforcement against unauthorized users of their patented technologies. As of December 31, 2010, on a consolidated basis, our operating subsidiaries owned or controlled the rights to over 171 patent portfolios, with future patent expiration dates ranging from 2011 to 2029, and covering technologies used in a wide variety of industries.

We are a leader in patent licensing and our operating subsidiaries have established a proven track record of licensing success with more than 960 license agreements executed to date. To date, on a consolidated basis, we have generated revenues from 91 of our technology licensing and enforcement programs. Our professional staff includes in-house patent attorneys, licensing executives, engineers and business development executives.

Our partners include individual inventors and small technology companies who have limited resources and/or expertise to effectively address the unauthorized use of their patented technologies, and also include research laboratories, universities, and large companies seeking to effectively and efficiently monetize their portfolio of patented technologies. In a typical partnering arrangement, our operating subsidiary will acquire a patent portfolio or acquire rights to a patent portfolio, and in exchange, our partner receives (i) an upfront payment for the purchase of the patent portfolio or patent portfolio rights, (ii) a percentage of our operating subsidiary’s net recoveries from the licensing and enforcement of the patent portfolio, or (iii) a combination of the two.

Under U.S. law, an inventor or patent owner has the right for a period of time to exclude others from making, selling or using their patented invention. Unfortunately, in the majority of cases, infringers are generally unwilling, at least initially, to negotiate or pay reasonable royalties for their unauthorized use of third-party patents and will typically resist any allegations of patent infringement. Inventors and/or patent holders without sufficient legal, financial and/or expert technical resources to bring and continue the pursuit of a legal action may lack credibility in dealing with unwilling licensees, and as a result, are often blatantly ignored.

As a result of the common reluctance of patent infringers to negotiate and ultimately take a patent license for the use of third-party patented technologies without at least the threat of legal action, patent licensing and enforcement often begins with the filing of patent enforcement litigation. However, the majority of patent infringement contentions settle out of court, based on the strength of the patent claims, evidence of validity, and persuasive evidence and degree of clarity that the patent is being infringed.

We execute patent licensing and intellectual property rights arrangements with users of our patented technologies through willing negotiations without the filing of patent infringement litigation, or through the negotiation of a patent license, intellectual property rights and settlement arrangements in connection with the filing of patent infringement litigation.

Our Corporate Information

We were originally incorporated in California in January 1993 and reincorporated in Delaware in December 1999. Our website address is www.acaciaresearch.com. The information contained in or accessible through our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider it a part of this prospectus supplement or the accompanying prospectus. Our main offices are located at 500 Newport Center Drive, 7th Floor, Newport Beach, California 92660, and our telephone number is (949) 480-8300.

THE OFFERING

The following summary of the offering contains basic information about this offering and the common stock and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of our common stock, please refer to the section of the accompanying prospectus entitled “Description of Common Stock We May Offer.”

Common stock offered by us	5,000,000 shares (or 5,750,000 shares if the underwriter exercises in full its option to purchase additional shares)

Common stock to be outstanding after this offering	41,989,368 shares (or 42,739,368 shares if the underwriter exercises in full its option to purchase additional shares)

Use of proceeds	We estimate that the net proceeds from the offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $ million. We intend to use the net proceeds from this offering for our operations and for other general corporate purposes, including, but not limited to, working capital, strategic acquisitions and other transactions.

See “Use of Proceeds” on page S-17 of this prospectus supplement.

Risk factors	See “Risk Factors” on page S-5 of this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Nasdaq Global Select Market Symbol	“ACTG”

The number of shares of common stock to be outstanding immediately after this offering is based on 36,029,068 shares outstanding on December 31, 2010, and excludes, as of that date:

•	521,000 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $5.41 per share; and

•	1,176,000 additional shares of common stock reserved for future issuance under our 2002 Acacia Technologies Stock Incentive Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this equity compensation plan.

Unless otherwise stated, the information in this prospectus supplement assumes that the underwriter has not exercised its option to purchase additional shares from us.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Our business, financial condition, operating results and prospects can be impacted by a number of factors, any one of which could cause our actual results to differ materially from recent results or from our anticipated future results. As a result, the trading price of our common stock could decline, and you could lose part or all of your investment. You should carefully consider the risks described below with all of the other information included in this prospectus supplement, the accompanying prospectus, our Annual Report on Form 10-K for the year ended December 31, 2010, and our other filings with the Commission. Failure to satisfactorily achieve any of our objectives or avoid any of the risks below would likely have a material adverse effect on our business and results of operations.

Risks Related to Our Business

We have a history of losses and will probably incur additional losses in the future.

We have sustained substantial losses since our inception. Although we achieved profitability for the fiscal year ended December 31, 2010, we have not been profitable in any other year and may not be able to sustain profitability in the future. As of December 31, 2010, our accumulated deficit was $86.2 million. As of December 31, 2010, we had approximately $104.5 million in cash, cash equivalents and investments on hand, and working capital of $92.3 million. We expect to continue incurring significant legal, marketing and general and administrative expenses in connection with our operations. As a result, we anticipate that we will continue to incur losses for the foreseeable future.

Our revenues are unpredictable, and this may harm our financial condition.

From January 2005 to present, our operating subsidiaries have executed our business strategy of acquiring patent portfolios and accompanying patent rights. As of December 31, 2010, on a consolidated basis, our operating subsidiaries own or control the rights to over 171 patent portfolios, which include U.S. patents and certain foreign counterparts, covering technologies used in a wide variety of industries. Due to the nature of our licensing business, our revenue recognition policies and uncertainties regarding the amount and timing of the receipt of license fees from potential infringers, stemming primarily from uncertainties regarding the outcome of enforcement actions, rates of adoption of our patented technologies, the growth rates of our existing licensees and certain other factors, our revenues are likely to vary significantly from quarter to quarter, which could make our business difficult to manage and predict, adversely affect our business and operating results, cause our quarterly results to fall below market expectations and adversely affect the market price of our common stock. For example, in 2010 our sequential quarterly revenue was $39.8 million, $15.0 million, $64.0 million and $13.1 million, and these amounts differed significantly from the estimates of research analysts who cover our company. The nature of our business makes it extremely difficult to forecast our revenues and operating results for any particular period and there can be no assurance as to the value or revenue generating capability of our existing or future patents. Furthermore, we generally enter into license arrangements that involve the payment of lump sum license fees which make our operating results very difficult to predict and variable from period to period.

We may not be able to generate future revenues from our existing patents.

Our ability to generate revenues from patents that have generated license fees in the past may be limited due to a number of factors including the following:

•	we generally enter into license arrangements that involve the payment of lump sum license fees, and in certain circumstances, potential infringers may have already secured a license, leaving fewer additional potential licensees;

•	under some of the agreements we have with our licensees, a licensee may be able to extend the benefit of their license to certain related entities and, in a limited number of cases, to third parties without having to pay additional fees to us;

•	the underlying technology may have become obsolete;

•	the remaining life of the patent may be limited; and

•	a court may have found the patent or important claims in the patent invalid or may have otherwise construed the claims narrowly.

Accordingly, you should not assume that our past success with respect to the enforcement of a patent is an indicator of likely future enforcement success with respect to that patent or any other patent.

If we, or our subsidiaries, encounter unforeseen difficulties and cannot obtain additional funding on favorable terms, our business may suffer.

Our consolidated cash, cash equivalents and investments on hand totaled $104.5 million and $53.9 million at December 31, 2010 and 2009, respectively. To date, we have relied primarily upon the sale of equity securities and payments from our licensees to generate the funds needed to finance our operations and the operations of our operating subsidiaries. We may encounter unforeseen difficulties in the future, including difficulties arising as a result of the factors identified below, that may deplete our capital resources more rapidly than anticipated. As a result, we and/or our subsidiaries may be required to obtain additional financing in the future through bank borrowings, debt or equity financings or otherwise. If we are required to raise additional capital in the future, such additional financing may not be available on favorable terms, if at all, or may be dilutive to our then-existing stockholders. If we fail to obtain additional capital as and when needed, such failure could have a material adverse impact on our business, results of operations and financial condition.

Failure to effectively manage our growth could place strains on our managerial, operational and financial resources and could adversely affect our business and operating results.

Our growth has placed, and is expected to continue to place, a strain on our managerial, operational and financial resources and systems. Further, as our subsidiaries’ businesses grow, we will be required to continue to manage multiple relationships. Any further growth by us or our subsidiaries, or an increase in the number of our strategic relationships, may place additional strain on our managerial, operational and financial resources and systems. We may not grow as we expect, and if we fail to manage our growth effectively or to develop and expand our managerial, operational and financial resources and systems, our business and financial results will be materially harmed.

Our future success depends on our ability to expand our organization to match the growth of our subsidiaries.

As our operating subsidiaries grow, the administrative demands upon us and our operating subsidiaries will grow, and our success will depend upon our ability to meet those demands. These demands include increased accounting, management, legal services, staff support, and general office services. We may need to hire additional qualified personnel to meet these demands, the cost and quality of which is dependent in part upon market factors outside of our control. Further, we will need to effectively manage the training and growth of our staff to maintain an efficient and effective workforce, and our failure to do so could adversely affect our business and operating results.

Our operating subsidiaries depend upon relationships with others to provide technology-based opportunities that can develop into profitable royalty-bearing licenses, and if they are unable to maintain and generate new relationships, then they may not be able to generate revenue.

Neither we nor our operating subsidiaries invent new technologies or products; rather, we depend upon the identification and acquisition of new patents and inventions through our relationships with inventors, universities, research institutions, technology companies and others. If our operating subsidiaries are unable to maintain those relationships and continue to grow new relationships, they may not be able to identify new technology-based opportunities for revenue generation.

Our current or future relationships may not provide the volume or quality of technologies necessary to sustain our business. In some cases, universities and other technology sources may compete against us as they seek to develop and commercialize technologies. Universities may receive financing for basic research in exchange for the exclusive right to commercialize resulting inventions. These and other strategies may reduce the number of technology sources and potential clients to whom we can market our services. In addition, we may be contractually prevented from entering into strategic relationships in fields that would interfere with our existing relationships in those fields. If we are unable to maintain current relationships and sources of technology or to secure new relationships and sources of technology, such inability may have a material adverse effect on our operating results and financial condition.

We rely on our management team, other key employees and our ability to attract additional personnel, to grow our business, and the loss of one or more key employees, or our inability to attract and retain qualified personnel, could harm our business.

Our success and future growth depend on the skills, working relationships and continued services of our management team and other key personnel. The loss of any member of our senior management team could adversely affect our business. Our future success will also depend on our ability to attract, retain and motivate skilled and knowledgeable licensing, business development, engineering and other personnel. Even in today’s economic climate, competition for these types of personnel is intense. Our inability to attract and retain the necessary personnel could adversely affect our business.

The success of our operating subsidiaries depends in part upon their ability to retain high quality counsel to represent them in patent enforcement litigation.

The success of our licensing business depends upon our operating subsidiaries’ ability to retain the best legal counsel to prosecute patent infringement litigation. As our operating subsidiaries’ patent enforcement actions increase, it will become more difficult to find high quality legal counsel to handle all of our cases because, among other things, many of the best law firms may have a conflict of interest that prevents their representation of our subsidiaries.

Our operating subsidiaries, in certain circumstances, rely on representations, warranties and opinions made by third parties that, if determined to be false or inaccurate, may expose us and our operating subsidiaries to certain material liabilities.

From time to time, our operating subsidiaries may rely upon representations and warranties made by third parties from whom our operating subsidiaries acquired patents or the exclusive rights to license and enforce patents. We also may rely upon the opinions of purported experts. In certain instances, we may not have the opportunity to independently investigate and verify the facts upon which such representations, warranties, and opinions are made. By relying on these representations, warranties and opinions, our operating subsidiaries may be unable to effectively enforce certain patents and patent rights and may be exposed to liabilities in connection with the licensing of such patents and patent rights, which could have a material adverse effect on our operating results and financial condition.

Any failure by us or our operating subsidiaries to fully comply with the obligations of our agreements with third party patent owners could harm our business.

Our agreements with third party patent owners typically impose a number of obligations upon us, including royalty and other payment obligations. Any actual or perceived failure to fully comply with such obligations could expose us to breach of contract claims and damage our relationships with such third parties, and if successful, such claims could adversely affect our business.

In connection with patent enforcement actions conducted by certain of our subsidiaries, a court may rule that we or our subsidiaries have violated certain statutory, regulatory, federal, local or other governing rules or standards, which may expose us and our operating subsidiaries to certain material liabilities.

In connection with any of our patent enforcement actions, it is possible that a defendant may request and/or a court may rule that we have violated statutory authority, regulatory authority, federal rules, local court rules, or governing standards relating to the substantive or procedural aspects of such enforcement actions. In such event, a court may issue monetary sanctions against us or our operating subsidiaries or award attorney’s fees and/or expenses to one or more defendants, which could be material, and if we or our operating subsidiaries are required to pay such monetary sanctions, attorneys’ fees and/or expenses, such payment could materially harm our operating results and our financial position.

We have limited experience acquiring companies.

We may elect to acquire a company that holds intellectual property that we believe to be valuable. While we have substantial experience acquiring and licensing patent portfolios, we have very limited experience acquiring entire companies. The acquisition of a company entails a number of risks, including unforeseen liabilities, unexpected accounting or financial reporting consequences, employee issues, regulatory and environmental issues and other risks that we may not anticipate and with which we have little or no experience. Accordingly, any such acquisitions could have an adverse effect on our operating results and financial condition.

Our investments in auction rate securities are subject to risks, including the continued failure of future auctions, which may cause us to incur losses or have reduced liquidity.

At December 31, 2010, our investments in marketable securities included certain auction rate securities. Our auction rate securities are investment grade quality and were in compliance with our investment policy when purchased. Historically, our auction rate securities were recorded at cost, which approximated their fair market value due to their variable interest rates, which typically reset every 7 to 35 days, despite the long-term nature of their stated contractual maturities. The Dutch auction process that resets the applicable interest rate at predetermined calendar intervals is intended to provide liquidity to the holder of auction rate securities by matching buyers and sellers within a market context, enabling the holder to gain immediate liquidity by selling such interests at par or by rolling over their investment. If there is an imbalance between buyers and sellers, the risk of a failed auction exists. Due to liquidity issues in the global credit and capital markets, these securities experienced several failed auctions since February 2008. In the case of a failure, the auction rate securities continue to pay interest, at the maximum rate, in accordance with their terms; however, we may not be able to access the par value of the invested funds until a future auction of these investments is successful, the security is called by the issuer or a buyer is found outside of the auction process.

At December 31, 2010, the par value of our auction rate securities collateralized by student loan portfolios totaled $2.5 million. As a result of the liquidity issues associated with the failed auctions, we estimate that the fair value of these auction rate securities no longer approximates their par value. Due to the estimate that the market for these student loan collateralized instruments may take in excess of twelve months to fully recover, we have classified these investments as noncurrent in the accompanying consolidated balance sheets. In addition, as a result of our analysis of the estimated fair value of our student loan collateralized instruments as described at Note 7 to our consolidated financial statements incorporated by reference herein, we recorded an other-than-temporary loss of $296,000 and $263,000 in the accompanying statements of operations for the years ended December 31, 2009 and 2008, respectively. As a result of partial redemptions at par on certain of these auction rate securities subsequent to June 30, 2008, we recorded net realized gains totaling $32,000, $13,000 and $13,000 for 2010, 2009 and 2008, respectively, reflecting a partial recovery of the other-than-temporary loss originally recorded on these securities. As of December 31, 2010, the net other-than-temporary loss on auction rate securities collateralized by student loan portfolios totaled $484,000.

The capital and credit markets have been experiencing extreme volatility and disruption for more than 24 months, and at times, the volatility and disruption have reached unprecedented levels. In several cases, the markets have exerted downward pressure on stock prices and credit capacity for certain issuers. Given the deteriorating credit markets, and the sustained incidence of failure within the auction market since February 2008, we may be unable to liquidate a particular issue. Furthermore, although market conditions have shown some sign of improvement, if these market conditions were to further deteriorate, we may be required to record additional impairment charges in a future period despite our ability to hold such investments until maturity. The systemic failure of future auctions for auction rate securities may result in a loss of liquidity, substantial impairment to our investments, realization of substantial future losses, or a complete loss of the investment in the long-term which may have a material adverse effect on our business, results of operations, liquidity, and financial condition. Refer to Note 7 to our consolidated financial statements, incorporated by reference herein, for additional information about our investments in auction rate securities.

Risks Related to Our Industry

Our exposure to influences outside of our control, including new legislation, court rulings or actions by the United States Patent and Trademark Office, could adversely affect our licensing and enforcement business and results of operations.

Our licensing and enforcement business is subject to numerous risks from influences outside of our control, including the following:

New legislation, regulations or rules related to obtaining patents or enforcing patents could significantly increase our operating costs and decrease our revenue.

Our operating subsidiaries acquire patents with enforcement opportunities and are spending significant resources to enforce those patents. If new legislation, regulations or rules are implemented either by Congress, the U.S. Patent and Trademark Office, or USPTO, or the courts that impact the patent application process, the patent enforcement process or the rights of patent holders, these changes could negatively affect our expenses and revenue. For example, new rules regarding the burden of proof in patent enforcement actions could significantly increase the cost of our enforcement actions, and new standards or limitations on liability for patent infringement could negatively impact our revenue derived from such enforcement actions. As another example, the Senate recently passed a patent reform bill which, if signed into law, could make it easier to invalidate patents issued in the future, including those our operating subsidiaries may seek to enforce, by increasing the scope of invalidating prior art.

Trial judges and juries often find it difficult to understand complex patent enforcement litigation, and as a result, we may need to appeal adverse decisions by lower courts in order to successfully enforce our patents.

It is difficult to predict the outcome of patent enforcement litigation at the trial level. It is often difficult for juries and trial judges to understand complex, patented technologies, and as a result, there is a higher rate of successful appeals in patent enforcement litigation than more standard business litigation. Such appeals are expensive and time-consuming, and the outcomes of such appeals are sometimes unpredictable, resulting in increased costs and reduced or delayed revenue. Although we diligently pursue enforcement litigation, we cannot predict with significant reliability the decisions made by juries, trial courts or the appellate court.

More patent applications are filed each year resulting in longer delays in getting patents issued by the USPTO.

Certain of our operating subsidiaries hold and continue to acquire pending patents. We have identified a trend of increasing patent applications each year, which we believe is resulting in longer delays in obtaining approval of pending patent applications. The application delays could cause delays in recognizing revenue from these patents and could cause us to miss opportunities to license patents before other competing technologies are developed or introduced into the market.

Federal courts are becoming more crowded, and as a result, patent enforcement litigation is taking longer.

Our patent enforcement actions are almost exclusively prosecuted in federal court. Federal trial courts that hear our patent enforcement actions also hear criminal cases. Criminal cases always take priority over our actions. As a result, it is difficult to predict the length of time it will take to complete an enforcement action. Moreover, we believe there is a trend toward increasing the numbers of civil lawsuits and criminal proceedings before federal judges, and as a result, we believe that the risk of delays in our patent enforcement actions will have a greater adverse affect on our business in the future unless this trend changes.

Any reductions in the funding of the USPTO could have an adverse impact on the cost of processing pending patent applications and the value of those pending patent applications.

The assets of our operating subsidiaries consist of patent portfolios, including pending patent applications before the USPTO. The value of our patent portfolios is dependent upon the issuance of patents in a timely manner, and any reductions in the funding of the USPTO could negatively impact the value of our assets. Further, reductions in funding from Congress could result in higher patent application filing and maintenance fees charged by the USPTO, causing an unexpected increase in our expenses.

Competition is intense in the industries in which our subsidiaries do business and as a result, we may not be able to grow or maintain our market share for our technologies and patents.

We expect to encounter competition in the area of patent acquisition and enforcement as the number of companies entering this market is increasing. This includes competitors seeking to acquire the same or similar patents and technologies that we may seek to acquire. Entities including Allied Security Trust, Altitude Capital Partners, Coller IP, Intellectual Ventures, Millennium Partners, Open Innovation Network, RPX Corporation and Rembrandt IP Management compete in acquiring rights to patents, and we expect more entities to enter the market. As new technological advances occur, many of our patented technologies may become obsolete before they are monetized in full or at all. If we are unable to replace obsolete technologies with more advanced patented technologies, then this obsolescence could have a negative effect on our ability to generate future revenues.

Our licensing business also competes with venture capital firms and various industry leaders for technology licensing opportunities. Many of these competitors may have more financial and human resources than we do. We may find more companies entering the market for similar technology opportunities, which may reduce our market share in one or more technology industries that we currently rely upon to generate future revenue.

Our patented technologies face uncertain market value.

Our operating subsidiaries have acquired patents and technologies that are in the early stages of adoption in the commercial, industrial and consumer markets. Demand for some of these technologies is untested and is subject to fluctuation based upon the rate at which our licensees will adopt our patents and technologies in their products and services. As a result there can be no assurance as to whether our patented technologies will have value that we can monetize.

As patent enforcement litigation becomes more prevalent, it may become more difficult for us to voluntarily license our patents.

We believe that the more prevalent patent enforcement actions become, the more difficult it will be for us to license our patents without engaging in litigation. As a result, we may need to increase the number of our patent enforcement actions to cause infringing companies to license the patent or pay damages for lost royalties. This will adversely affect our operating results due to the high costs of litigation and the uncertainty of the results.

The markets served by our operating subsidiaries are subject to rapid technological change, and if our operating subsidiaries are unable to acquire new technologies and patents, our ability to generate revenues could be substantially impaired.

The markets served by our operating subsidiaries’ licensees frequently undergo transitions in which products rapidly incorporate new features and performance standards on an industry-wide basis. Products for communications applications, high-speed computing applications, as well as other applications covered by our operating subsidiaries’ intellectual property, are based on continually evolving industry standards. Our ability to compete in the future will, however, depend on our ability to identify and ensure compliance with evolving industry standards. This will require our continued efforts and success in acquiring new patent portfolios with licensing and enforcement opportunities. While we expect for the foreseeable future to have sufficient liquidity and capital resources needed to maintain the level of acquisitions necessary to keep pace with these technological advances, outside influences may cause the need for greater liquidity and capital resources than expected, as described above. If we are unable to acquire new technologies and related patent portfolios, or to identify and ensure compliance with evolving industry standards, our ability to generate revenues could be substantially impaired and our business and financial condition could be materially harmed.

The recent financial crisis and current uncertainty in global economic conditions could negatively affect our business, results of operations and financial condition.

Our revenue-generating opportunities depend on the use of our patented technologies by existing and prospective licensees, the overall demand for the products and services of our licensees, and on the overall economic and financial health of our licensees. Despite showing some signs of improvement, the financial crisis affecting the banking system and financial markets and the current uncertainty in global economic conditions have resulted in a tightening in the credit markets, a low level of liquidity in many financial markets, and extreme volatility in the credit, equity and fixed income markets. If the worldwide economic downturn continues, many of our licensees’ customers, which may rely on credit financing, may delay or reduce their purchases of our licensees’ products and services. In addition, the use or adoption of our patented technologies is often based on current and forecasted demand for our licensees’ products and services in the marketplace and may require companies to make significant initial commitments of capital and other resources. If negative conditions in the global credit markets delay or prevent our licensees’ and their customers’ access to credit, overall consumer spending on the products and services of our licensees may decrease and the adoption or use of our patented technologies may slow, respectively. Further, if the markets in which our licensees’ participate experience further economic downturns, or a slow recovery period, this could negatively impact our licensees’ long-term sales and revenue generation, margins and operating expenses, which could impact the magnitude of revenues generated or projected to be generated by our licensees, which could have a material impact on our business, revenue generating opportunities, operating results and financial condition.

In addition, we have significant patent-related intangible assets recorded on our consolidated balance sheets. We will continue to evaluate the recoverability of the carrying amount of our patent-related intangible assets on an ongoing basis, and we may incur substantial impairment charges, which would adversely affect our consolidated financial results. There can be no assurance that the outcome of such reviews in the future will not result in substantial impairment charges. Impairment assessment inherently involves judgment as to assumptions about expected future cash flows and the impact of market conditions on those assumptions. Future events and changing market conditions may impact our assumptions as to prices, costs, holding periods or other factors that may result in changes in our estimates of future cash flows. Although we believe the assumptions we used in testing for impairment are reasonable, significant changes in any one of our assumptions could produce a significantly different result.

Risks Related to Our Common Stock

The availability of shares for sale in the future could reduce the market price of our common stock.

In the future, we may issue securities to raise cash for operations and acquisitions. We may also pay for interests in additional subsidiary companies by using shares of our common stock or a combination of cash and shares of our common stock. We may also issue securities convertible into our common stock. Any of these events may dilute stockholders’ ownership interests in our company and have an adverse impact on the price of our common stock.

In addition, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock. This could also impair our ability to raise additional capital through the sale of our securities.

Delaware law and our charter documents contain provisions that could discourage or prevent a potential takeover of our company that might otherwise result in our stockholders receiving a premium over the market price of their shares.

Provisions of Delaware law and our certificate of incorporation and bylaws could make the acquisition of our company by means of a tender offer, proxy contest or otherwise, and the removal of incumbent officers and directors, more difficult. These provisions include:

•	Section 203 of the Delaware General Corporation Law, which prohibits a merger with a 15%-or-greater stockholder, such as a party that has completed a successful tender offer, until three years after that party became a 15%-or-greater stockholder;

•	amendment of our bylaws by the stockholders requires a two-thirds approval of the outstanding shares;

•	the authorization in our certificate of incorporation of undesignated preferred stock, which could be issued without stockholder approval in a manner designed to prevent or discourage a takeover;

•	provisions in our bylaws eliminating stockholders’ rights to call a special meeting of stockholders, which could make it more difficult for stockholders to wage a proxy contest for control of our board of directors or to vote to repeal any of the anti-takeover provisions contained in our certificate of incorporation and bylaws; and

•	the division of our board of directors into three classes with staggered terms for each class, which could make it more difficult for an outsider to gain control of our board of directors.

Together these provisions may make the removal of management more difficult and may discourage transactions that could otherwise involve payment of a premium over prevailing market prices for our common stock.

As a result of the redemption of Acacia Research-CombiMatrix common stock for the common stock of CombiMatrix, we may be subject to certain tax liability under the Internal Revenue Code.

Our distribution of the common stock of CombiMatrix Corporation, or CombiMatrix, upon completion of the transaction whereby we split-off CombiMatrix, a former component of our life science business, to become an independent publicly-held company, or the Split-Off Transaction, will be tax-free to us if the distribution qualified under Sections 368 and 355 of the Internal Revenue Code of 1986, as amended, or the Code. If the Split-Off Transaction failed to qualify under Section 355 of the Code, corporate tax would be payable by the consolidated group, of which we are the common parent, as of the date of the Split-Off Transaction based upon the difference between the aggregate fair market value of the assets of CombiMatrix’s business and the adjusted tax bases of such business to us prior to the redemption.

We received a private letter ruling from the Internal Revenue Service, or the IRS, to the effect that, among other things, the redemption would be tax free to us and the holders of Acacia Research-Acacia Technologies common stock and Acacia Research-CombiMatrix common stock under Sections 368 and 355 of the Code. The private letter ruling, while generally binding upon the IRS, was based upon factual representations and assumptions and commitments on our behalf with respect to future operations made in the ruling request. The IRS could modify or revoke the private letter ruling retroactively if the factual representations and assumptions in the request were materially incomplete or untrue, the facts upon which the private letter ruling was based were materially different from the facts at the time of the redemption, or if we did not comply with certain commitments made.

If the Split-Off Transaction failed to qualify under Section 355 of the Code, corporate tax, if any, would be payable by the consolidated group of which we are the common parent, as described above. As such, the corporate level tax would be payable by us. CombiMatrix has agreed however, to indemnify us for this and certain other tax liabilities if they result from actions taken by CombiMatrix. Notwithstanding CombiMatrix’s agreement to indemnify us, under the Code’s consolidated return regulations, each member of our consolidated group, including our company, will be severally liable for these tax liabilities. Further, we would be liable for additional taxes if we took certain actions within two years following the redemption, as more fully discussed in the immediately following risk factor. If we are found liable to the IRS for these liabilities, the resulting obligation could materially and adversely affect our financial condition, and we may be unable to recover on the indemnity from CombiMatrix.

We may be subject to certain tax liabilities under the Internal Revenue Code for actions taken by us or CombiMatrix following the redemption of Acacia Research-CombiMatrix common stock for the common stock of CombiMatrix.

Even if the distribution of the common stock of CombiMatrix upon completion of the Split-Off Transaction qualified under Section 368 and 355 of the Code, such distribution will be taxable to us if Section 355(e) of the Code applies to the distribution. Section 355(e) would apply to the distribution if 50% or more of our common stock or of CombiMatrix’s common stock, by vote or value, were acquired by one or more persons, other than the holders of Acacia Research-CombiMatrix common stock who received the common stock of CombiMatrix in the redemption, acting pursuant to a plan or a series of related transactions that includes the redemption. Any shares of our common stock, of the Acacia Research-CombiMatrix common stock or of the common stock of CombiMatrix acquired directly or indirectly within two years before or after the redemption generally are presumed to be part of such a plan unless we can rebut that presumption. To prevent applicability of Section 355(e) or to otherwise prevent the distribution from failing to qualify under Section 355 of the Code, CombiMatrix agreed that, until two years after the redemption, it would not take any of the following actions unless, prior to taking such action, it had obtained, and provided to us, a written opinion of tax counsel or a ruling from the IRS to the effect that such action will not cause the redemption to be taxable to us, which we refer to in this prospectus supplement collectively as Disqualifying Actions:

•	merge or consolidate with another corporation;

•	liquidate or partially liquidate;

•	sell or transfer all or substantially all of its assets;

•	redeem or repurchase its stock (except in certain limited circumstances); or

•	take any other action which could reasonably be expected to cause Section 355(e) to apply to the distribution.

Further, if we took any Disqualifying Action, we may be subject to additional tax liability. Substantial uncertainty exists on the scope of Section 355(e), and we may have undertaken transactions which may cause Section 355(e) to apply to the redemption notwithstanding our desire or intent to avoid application of Section 355(e). Accordingly, we cannot provide you any assurance that we will not be liable for taxes if Section 355(e) applies to the redemption.

We may fail to meet market expectations because of fluctuations in quarterly operating results, which could cause the price of our common stock to decline.

Our reported revenues and operating results have fluctuated in the past and will likely continue to fluctuate significantly from quarter to quarter in the future. It is possible that in future periods, revenues could fall below the expectations of securities analysts or investors, which could cause the market price of our common stock to decline. The following are among the factors that could cause our operating results to fluctuate significantly from period to period:

•	the dollar amount of agreements executed in each period, which is primarily driven by the nature and characteristics of the technology being licensed and the magnitude of infringement associated with a specific licensee;

•	the specific terms and conditions of agreements executed in each period and the periods of infringement contemplated by the respective payments;

•	fluctuations in the total number of agreements executed;

•	findings of invalidity with respect to key claims of patents that are material to our anticipated future revenues;

•	fluctuations in the sales results or other royalty-per-unit activities of our licensees that impact the calculation of license fees due;

•	the timing of the receipt of periodic license fee payments and/or reports from licensees;

•	fluctuations in the net number of active licensees period to period;

•	costs related to acquisitions, alliances, licenses and other efforts to expand our operations;

•	the timing of payments under the terms of any customer or license agreements into which our operating subsidiaries may enter; and

•	expenses related to, and the timing and results of, patent filings and other enforcement proceedings relating to intellectual property rights, as more fully described in this section.

Technology company stock prices are especially volatile, and this volatility may depress the price of our common stock.

The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies have been highly volatile. We believe that various factors may cause the market price of our common stock to fluctuate, perhaps substantially, including, among others, the following:

•	announcements of developments in our patent enforcement actions;

•	developments or disputes concerning our patents;

•	our or our competitors’ technological innovations;

•	developments in relationships with licensees;

•	variations in our quarterly operating results;

•	our failure to meet or exceed securities analysts’ expectations of our financial results;

•	a change in financial estimates or securities analysts’ recommendations;

•	changes in management’s or securities analysts’ estimates of our financial performance;

•	changes in market valuations of similar companies;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new technologies, or patents; and

•	failure to complete significant transactions.

For example, during the 52-weeks ended December 31, 2010 our common stock fluctuated within a range of $7.79-$30.20.

The financial crisis affecting the banking system and financial markets and the uncertainty in global economic conditions, which began in late 2007 and continued throughout 2009 and into 2010, have resulted in a tightening in the credit markets, a low level of liquidity in many financial markets, and extreme volatility in the credit, equity and fixed income markets. As noted above, our stock price, like many others, has fluctuated significantly recently and if investors have concerns that our business, operating results and financial condition will be negatively impacted by a continuing worldwide economic downturn, our stock price could continue to fluctuate significantly in future periods.

In addition, we believe that fluctuations in our stock price during applicable periods can also be impacted by court rulings and/or other developments in our patent licensing and enforcement actions. Court rulings in patent enforcement actions are often difficult to understand, even when favorable or neutral to the value of our patents and our overall business, and we believe that investors in the market may overreact, causing fluctuations in our stock prices that may not accurately reflect the impact of court rulings on our business operations and assets.

In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If our common stock was the object of securities class action litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could materially harm our business and financial results.

We do not anticipate declaring any cash dividends on our common stock.

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and any earnings for use in the operation and expansion of our business. If we do not pay dividends, our stock may be less valuable to you because a return on your investment will only occur if our stock price appreciates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, any related free writing prospectuses that we may authorize to be provided to you and the documents incorporated by reference herein and therein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectuses regarding our future strategy, future operations, projected financial position, estimated future revenues, projected costs, future prospects, the future of our industries and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus supplement, the date of the accompanying prospectus, the date of any related free writing prospectus or, in the case of forward-looking statements incorporated by reference, as of the date of the filing that includes the statement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We do not undertake and specifically decline any obligation to update any forward-looking statements or to publicly announce the results of any revisions to any statements to reflect new information or future events or developments.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus supplement under the caption “Risk Factors” as well as in our most recent Annual Report on Form 10-K, including, without limitation, under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in other documents that we may file with the Commission, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus supplement, the accompanying prospectus and any related free writing prospectuses.

USE OF PROCEEDS

We estimate that our net proceeds from this offering, after underwriting discounts and estimated offering expenses, will be approximately $                million (approximately $                million if the underwriter exercises in full its option to purchase additional shares).

We intend to use the net proceeds to us from this offering to fund our operations and for other general corporate purposes, including future acquisitions of patents and patent royalties and other patent licensing vehicles and companies with patent assets. However, we do not have agreements or commitments for any specific acquisitions at this time.

The amount and timing of our expenditures will depend on several factors, including the amount of cash used by our operations. Pending their uses, we plan to invest the net proceeds of this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Price Range of Common Stock

Our common stock trades on The Nasdaq Global Market under the symbol “ACTG.” The following table sets forth on a per share basis the range of high and low prices for our common stock for the periods indicated as reported on The Nasdaq Global Select Market.

	High	Low

2009
First Quarter	$4.50	$2.14
Second Quarter	$7.90	$3.82
Third Quarter	$9.59	$6.77
Fourth Quarter	$9.64	$6.81
2010
First Quarter	$11.34	$7.79
Second Quarter	$16.32	$10.30
Third Quarter	$17.75	$12.87
Fourth Quarter	$30.20	$17.80
2011
First Quarter (through March 23, 2011)	$34.47	$32.37

The last reported sale price of our common stock on March 23, 2011 on The Nasdaq Global Select Market is included on the cover page of this prospectus supplement. As of March 23, 2011, there were 110 holders of record of our common stock.

Dividend Policy

We do not currently pay, and have not paid in the past, any dividends on our common stock, and we currently intend to retain any future earnings for use in our business. Any future determination as to the declaration of dividends on our common stock will be made at the discretion of our board of directors and will depend on our earnings, operating and financial condition, capital requirements and other factors deemed relevant by our board of directors, including the applicable requirements of the Delaware General Corporation Law, which provides that dividends are payable only out of surplus or current net profits. In addition, the payment of dividends on our common stock may be restricted by the provisions of credit agreements or other financing documents that we may enter into or the terms of securities that we may issue from time to time.

CAPITALIZATION

The following table sets forth (i) our actual cash and cash equivalents and capitalization as of December 31, 2010 and (ii) our as adjusted capitalization as of December 31, 2010 giving effect to the offering. You should read this table in conjunction with other sections of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including our consolidated financial statements and the notes thereto.

	Actual	As Adjusted
	(Dollars in thousands)

Cash and Cash Equivalents	$102,515

Stockholders’ Equity
Preferred Stock, $0.001 par value: 10,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value: 100,000,000 shares authorized; 36,029,068 shares issued and outstanding, actual; 42,739,368 shares issued and outstanding, as adjusted(1)	36
Additional paid-in capital	197,026
Accumulated deficit	(86,191)
Noncontrolling interests in operating subsidiaries	2,982

Total Stockholders’ Equity	113,853

Total Capitalization	$113,853

(1)	The number of shares of common stock to be outstanding immediately after this offering is based on 36,029,068 shares outstanding on December 31, 2010, and excludes, as of that date:

•	521,000 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $5.41 per share; and

•	1,176,000 additional shares of common stock reserved for future issuance under our 2002 Acacia Technologies Stock Incentive Plan, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under this equity compensation plan.

MATERIAL UNITED STATES FEDERAL INCOME TAX AND ESTATE CONSEQUENCES
TO NON-U.S. HOLDERS OF COMMON STOCK

This section summarizes the material U.S. federal income and estate tax consequences of the acquisition, ownership, and disposition of our common stock by a non-U.S. holder that acquires our common stock pursuant to this offering. For purposes of this summary, the term non-U.S. holder means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	a nonresident alien individual who is not and will not become generally subject to U.S. federal income tax by virtue of substantial physical presence in the United States;

•	a corporation (or other entity treated as a corporation) organized or created under non-U.S. law;

•	an estate that is not taxable in the United States on its worldwide income; or

•	a trust, if (1) no court within the United States is able to exercise primary supervision over its administration, (2) no U.S. person nor combination of U.S. persons has the authority to control all of its substantial decisions or (3) the trust does not make a valid election under applicable Treasury regulations to be treated as a United States person.

This section assumes that non-U.S. holders will hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This section does not consider all of the tax considerations that may be relevant to a particular non-U.S. holder in light of its individual circumstances and does not address the treatment of a non-U.S. holder under the laws of any state, local, or foreign taxing jurisdiction. This section is based on the tax laws of the United States, including the Code, existing, temporary, and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as currently in effect. These laws and interpretations are subject to change, possibly on a retroactive basis.

This section does not discuss the U.S. federal income and estate tax consequences that may be relevant to a non-U.S. partnership or other pass-through entity or to the partners or members in such an entity. If you are a non-U.S. partnership or other pass-through entity or a partner or member in such an entity, you should consult your own tax advisor regarding the U.S. federal income and estate tax consequences of acquiring, holding, and disposing of the common stock.

This summary is for general purposes only. This summary is not intended to be, and should not be construed to be, legal or tax advice to any particular beneficial owner of our common stock. You should consult your tax advisor regarding the U.S. federal income and estate tax consequences of acquiring, holding, and disposing of our common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local, or foreign taxing jurisdiction, and the effect of any change in applicable tax law.

Dividends

We do not currently pay any cash dividends on our common stock, and we currently have no plans to do so in the foreseeable future . If we were to pay cash dividends in the future on our common stock, they would be subject to U.S. federal income tax in the manner described below.

A distribution on our common stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent the distribution exceeds our current and accumulated earnings and profits, the distribution will constitute a return of capital and first reduce the non-U.S. holder’s basis in its common stock, but not below zero, and then will be treated as gain from the sale of stock. Except as described below, if you are a non-U.S. holder of our common stock, you will be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount of the dividends received on the common stock, or at a lower rate if you are eligible for and establish your entitlement to, benefits under an income tax treaty that provides for a lower rate.

We generally will withhold at the lower treaty rate on dividend payments to you if you (or your bank or other financial institution) have furnished to us, or our payment agent, prior to the payment of the dividend:

•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments; or

•	in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with applicable Treasury regulations.

If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a timely claim for refund with the U.S. Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States and, if required by an applicable income tax treaty, are attributable to a “permanent establishment” that you maintain in the United States, you generally will not be subject to U.S. withholding tax on the dividends, provided that you have furnished to us, prior to the payment of the dividend, a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that:

•	you are a non-U.S. person; and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

Instead, such “effectively connected” dividends will be subject to U.S. federal income tax on a net income basis at the applicable graduated individual and corporate tax rates. If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive also may be subject to an additional “branch profits tax” at a 30% rate, or at a lower rate if you are eligible for, and establish your entitlement to, benefits under an income tax treaty that provides for a lower rate.

The Treasury regulations generally provide special rules for dividend payments made to foreign intermediaries, U.S. or foreign wholly-owned entities that are treated as transparent for U.S. federal income tax purposes, and entities that are disregarded for U.S. federal income tax purposes, under the laws of the applicable income tax treaty jurisdiction, or both. Specifically, the Treasury regulations provide special rules for determining whether, for income tax treaty applicability purposes, dividends that we pay to a non-U.S. holder that is an entity should be treated as paid to holders of interests in the entity. You should consult your tax advisor regarding the applicability of the relevant Treasury regulations to you.

Gain on Disposition of Common Stock

If you are a non-U.S. holder, you generally will not be subject to U.S. federal income tax on gain that you recognize on a sale or other disposition of our common stock unless:

•	the gain is “effectively connected” with your conduct of a trade or business within the United States and, if required by an applicable income tax treaty, is attributable to a “permanent establishment” that you maintain in the United States, in which case you will be subject to U.S. federal income tax on the gain on a net income basis at the applicable graduated rates;

•	you are an individual who is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, in which case you will be subject to a 30% tax (unless an applicable income tax treaty provides for an exemption or a lower rate) on the gain derived from the sale or other disposition, which gain may be offset by the amount of certain U.S. source capital losses;

•	you are a former citizen or resident of the United States, in which case you may be subject to tax pursuant to the provisions of the U.S. federal income tax laws applicable to United States expatriates; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and you held, directly or indirectly, more than 5% of our common stock at any time during the shorter of the five-year period ending on the date of disposition or your holding period of our common stock (or you held 5% or less of our common stock and our stock has ceased to be “regularly traded on an established securities market” within the meaning of Section 897(c)(3) of the Code).

We believe that we have not been, are not and do not anticipate becoming in the foreseeable future, a “United States real property holding corporation” for U.S. federal income tax purposes.

If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or at a lower rate if you are eligible for, and establish your entitlement to, benefits under an income tax treaty that provides for a lower rate.

Recent Legislation

For taxable years beginning after December 31, 2012, a U.S. withholding tax at a 30% rate will be imposed on dividends and proceeds of a sale in respect of our common stock received by certain non-U.S. entities if certain disclosure and due diligence requirements related to U.S. accounts or ownership are not satisfied.

If payment of withholding taxes is required, non-U.S. holders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their ownership of our common stock.

Backup Withholding and Information Reporting

Generally, we must report annually to the U.S. Internal Revenue Service and to each non-U.S. holder of our stock the amount of dividends that we paid to that holder and the amount of any tax withheld with respect to those dividends, if any. This information also may be made available to the tax authorities of a country in which you reside pursuant to the provisions of an applicable income tax treaty or information exchange agreement.

Under some circumstances, Treasury regulations require backup withholding (currently, at the rate of 28%) and additional information reporting on reportable payments on common stock. If you are a non-U.S. holder, you generally will be exempt from these backup withholding and additional information reporting requirements on dividends that we pay on our common stock and the payment of the proceeds of a sale or other disposition of our common stock paid by or through a U.S. office of any broker, if:

•	you provide a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person; or

•	you otherwise establish an exemption from backup withholding and information reporting requirements.

The payment of the proceeds of a sale or other disposition of our common stock will be subject to information reporting, but generally not backup withholding, if the proceeds are paid through a foreign office of a broker that is:

•	a U.S. person;

•	a controlled foreign corporation for U.S. tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period; or

•	a foreign partnership if, at any time during its tax year (i) one or more of its partners are “U.S. persons,” as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interests in the partnership, or (ii) the partnership is engaged in the conduct of a U.S. trade or business.

However, the sale or other disposition of our common stock will not be subject to information reporting if the documentation requirements described above are met and the broker does not have actual knowledge or reason to know that you are a U.S. person, or you otherwise establish an exemption from information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability if the required information is timely furnished to the IRS.

Federal Estate Tax

Shares of our common stock that are owned (or treated as owned) by an individual who, at the time of his or her death, is not a citizen or resident of the Unites States will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax. The test for whether an individual is a resident of the United States for U.S. federal estate tax purposes differs from the test used for U.S. federal income tax purposes. Some individuals, therefore may be non-U.S. holders for U.S. federal income tax purposes, but not for U.S. federal estate tax purposes, or vice versa.

UNDERWRITING

Under the terms of an underwriting agreement, which we filed as an exhibit to the registration statement of which the accompanying prospectus forms a part, Barclays Capital Inc., as the underwriter in this offering, has agreed to purchase from us, 5,000,000 shares of common stock.

The underwriting agreement provides that the underwriter’s obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the shares of common stock offered hereby (other than those shares of common stock covered by the underwriter’s option to purchase additional shares as described below), if any of the shares are purchased;

•	the representations and warranties made by us to the underwriter are true;

•	there is no material change in our business or in the financial markets; and

•	we deliver customary closing documents to the underwriter.

Commissions and Expenses

The following table summarizes the underwriting discounts that we will pay to the underwriter. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares from us. The underwriting fee is the difference between the initial price to the public and the amount the underwriter pays to us for the shares we sell pursuant to the underwriting agreement.

	No Exercise	Full Exercise

Per share	$	$
Total	$	$

The underwriter has advised us that it proposes to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus supplement not in excess of $      per share. After the offering, the underwriter may change the offering price and other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriter.

The expenses of the offering that are payable by us are estimated to be $300,000 (excluding underwriting discounts).

Option to Purchase Additional Shares

We have granted the underwriter an option exercisable for 30 days after the date of the underwriting agreement, to purchase, from time to time, in whole or in part, up to an aggregate of 750,000 shares at the public offering price less underwriting discounts. To the extent that this option is exercised, the underwriter will be obligated, subject to certain conditions, to purchase these additional shares.

Lock-Up Agreements

We and all of our directors and executive officers have agreed that, subject to certain exceptions, without the prior written consent of Barclays Capital Inc., we and they will not directly or indirectly (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the Securities and Exchange Commission and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 90 days after the date of this prospectus supplement.

The 90-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period;

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of material event, unless such extension is waived in writing by Barclays Capital Inc. Among other limited exceptions, the lock-up agreements entered into in connection with this offering permit our directors and executive officers to (i) sell shares pursuant to their pre-existing Rule 10b5-1 trading plans and (ii) establish new Rule 10b5-1 trading plans for the sale of shares in connection with the vesting of restricted stock awards and sell shares under such new plans after July 20, 2011. As of March 24, 2011, there were approximately 143,000 shares subject to the pre-existing Rule 10b5-1 trading plans of our directors and executive officers.

Barclays Capital Inc., in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, Barclays Capital Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.

Stabilization and Short Position

The underwriter may engage in stabilizing transactions, covering transactions or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover short positions.

These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq Global Select Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with the offering, the underwriter and selling group members may engage in passive market making transactions in the common stock on the Nasdaq Global Select Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or particular selling group member, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter’s or a selling group member’s web site and any information contained in any other web site maintained by the underwriter or a selling group member is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriter or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Stamp Taxes

If you purchase shares of common stock offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectus.

Relationships

Certain of the underwriter and its related entities have engaged, and may in the future engage, in commercial and investment banking transactions with us in the ordinary course of their business. The underwriter has received, and expects to receive, customary compensation and expense reimbursement for these commercial and investment banking transactions.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each of which we refer to herein as a Relevant Member State, an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of Barclays Capital Inc. for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

The underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Australia

No prospectus supplement or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia, or the Corporations Act) in relation to the common stock has been or will be lodged with the Australian Securities & Investments Commission, or ASIC. This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a) you confirm and warrant that you are either:

(i) a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii) a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii) a person associated with the company under section 708(12) of the Corporations Act; or

(iv) a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act,

and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b) you warrant and agree that you will not offer any of the common stock for resale in Australia within 12 months of those common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Hong Kong

The common stock may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common stock may be issued or may be in the possession of any person for the purpose of the issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the common stock which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made under that Ordinance.

India

This prospectus supplement has not been and will not be registered as a prospectus with the Registrar of Companies in India or with the Securities and Exchange Board of India. This prospectus supplement or any other material relating to these securities is for information purposes only and may not be circulated or distributed, directly or indirectly, to the public or any members of the public in India and in any event to not more than 50 persons in India. Further, persons into whose possession this prospectus supplement comes are required to inform themselves about and to observe any such restrictions. Each prospective investor is advised to consult its advisors about the particular consequences to it of an investment in these securities. Each prospective investor is also advised that any investment in these securities by it is subject to the regulations prescribed by the Reserve Bank of India and the Foreign Exchange Management Act and any regulations framed thereunder.

Japan

No securities registration statement, or SRS, has been filed under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or FIEL, in relation to the common stock. The common stock are being offered in a private placement to “qualified institutional investors” (tekikaku-kikan-toshika) under Article 10 of the Cabinet Office Ordinance concerning Definitions provided in Article 2 of the FIEL (the Ministry of Finance Ordinance No. 14, as amended), or QIIs, under Article 2, Paragraph 3, Item 2 i of the FIEL. Any QII acquiring the common stock in this offer may not transfer or resell those shares except to other QIIs.

Korea

The common stock may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The common stock have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the common stock may not be resold to Korean residents unless the purchaser of the common stock complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the common stock.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Future Act, Chapter 289 of Singapore, or the SFA, (ii) to a “relevant person” as defined in Section 275(2) of the SFA, or any person pursuant to Section 275 (1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed and purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole whole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within six months after that corporation or that trust has acquired the common stock under Section 275 of the SFA except:

(i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) and in accordance with the conditions, specified in Section 275 of the SFA;

(ii) (in the case of a corporation) where the transfer arises from an offer referred to in Section 275(1A) of the SFA, or (in the case of a trust) where the transfer arises from an offer that is made on terms that such rights or interests are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

(iii) where no consideration is or will be given for the transfer; or

(iv) where the transfer is by operation of law.

By accepting this prospectus supplement the recipient hereof represents and warrants that he is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

EXPERTS

The consolidated financial statements of Acacia Research Corporation and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the reports of Grant Thornton LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Stradling Yocca Carlson & Rauth, our special counsel, will issue an opinion about the validity of the securities offered hereby. The underwriter will be advised about issues relating to this offering by its legal counsel, Davis Polk & Wardwell LLP, Menlo Park, California.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the Commission prior to the date of this prospectus supplement, while information that we file later with the Commission will automatically update and supersede the information in this prospectus supplement. We incorporate by reference into this prospectus supplement the documents listed below, and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of common stock covered by this prospectus, except for information furnished under any item of Form 8-K, which is neither deemed filed nor incorporated by reference herein:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on February 28, 2011, as amended March 24, 2011;

•	Our Current Reports on Form 8-K, filed with the Commission on January 3, 2011, January 4, 2011, March 3, 2011 and March 4, 2011; and

•	Our Registration Statement on Form 8-A as filed with the Commission on December 19, 2002, as amended by Form 8-A/A as filed with the Commission on August 14, 2008, describing our common stock, and any amendment or report filed with the Commission for the purpose of updating the description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to us at the following address: Acacia Research Corporation, 500 Newport Center Drive, 7th Floor, Newport Beach, California 92660, Attention: Investor Relations, or by telephoning us at the following telephone number: (949) 480-8300.

PROSPECTUS

Acacia Research Corporation

Common Stock

We may offer and sell, from time to time, common stock at prices and on terms that will be determined at the time of any such offering. The common stock offered pursuant to this prospectus may be sold at prevailing market prices or at prices different than prevailing market prices. We may offer and sell common stock to or through one or more underwriters, dealers and agents, or directly to purchasers, on a delayed or continuous basis. The prospectus supplement for each offering will provide the specific terms of the plan of distribution for that offering.

Each time our common stock is offered under this prospectus, we will provide a prospectus supplement containing more specific information about the particular offering. The prospectus supplements may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement, together with the information we incorporate by reference, before you invest in our common stock. This prospectus may not be used to sell our common stock unless accompanied by a prospectus supplement or free writing prospectus.

Our common stock is listed on The Nasdaq Global Select Market under the ticker symbol “ACTG.”

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 3 herein and in our most recent Annual Report on Form 10-K, which is incorporated by reference herein, updated and supplemented by our periodic reports and other information filed by us with the Securities and Exchange Commission and incorporated by reference herein. The prospectus supplement applicable to the securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 24, 2011.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the Commission, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and/or sell the securities referenced in this prospectus in one or more offerings or resales. Each time securities are offered, we will provide a prospectus supplement and attach it to this prospectus. We may also provide you a free writing prospectus at the time our securities are offered. The prospectus supplement and/or free writing prospectus will contain more specific information about the offering. The prospectus supplement and free writing prospectus may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement or free writing prospectus. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the heading “Incorporation of Certain Information by Reference.”

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus at no cost by writing to or telephoning us at the address and telephone number given below. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document. See “Where You Can Find More Information” below.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, any applicable prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may be used only where it is legal to sell these securities. This prospectus is not an offer to sell, or a solicitation of an offer to buy, in any state where the offer or sale is prohibited. The information in this prospectus, any prospectus supplement or any document incorporated herein or therein by reference is accurate as of the date contained on the cover of such documents. Neither the delivery of this prospectus or any prospectus supplement, nor any sale made under this prospectus or any prospectus supplement will, under any circumstances, imply that the information in this prospectus or any prospectus supplement is correct as of any date after the date of this prospectus or any such prospectus supplement or free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT ACACIA RESEARCH CORPORATION

This summary description of us and our business highlights selected information about us contained elsewhere in this prospectus or incorporated herein by reference. This summary may not contain all of the information about us that you should consider before buying securities in this offering. You should carefully read this entire prospectus and any applicable prospectus supplement, including each of the documents incorporated herein by reference, before making an investment decision. As used herein, “we,” “us,” and “our” refer to Acacia Research Corporation and/or its wholly-owned operating subsidiaries.

Our Business

Our operating subsidiaries acquire, develop, license and enforce patented technologies. Our operating subsidiaries generate revenues and related cash flows from the granting of intellectual property rights for the use of patented technologies that our operating subsidiaries own or control. Our operating subsidiaries assist patent owners with the prosecution and development of their patent portfolios, the protection of their patented inventions from unauthorized use, the generation of licensing revenue from users of their patented technologies and, if necessary, with the enforcement against unauthorized users of their patented technologies. As of December 31, 2010, on a consolidated basis, our operating subsidiaries owned or controlled the rights to over 171 patent portfolios, with future patent expiration dates ranging from 2011 to 2029, and covering technologies used in a wide variety of industries.

We are a leader in patent licensing and our operating subsidiaries have established a proven track record of licensing success with more than 960 license agreements executed to date. To date, on a consolidated basis, we have generated revenues from 91 of our technology licensing and enforcement programs. Our professional staff includes in-house patent attorneys, licensing executives, engineers and business development executives.

Our partners include individual inventors and small technology companies who have limited resources and/or expertise to effectively address the unauthorized use of their patented technologies, and also include research laboratories, universities, and large companies seeking to effectively and efficiently monetize their portfolio of patented technologies. In a typical partnering arrangement, our operating subsidiary will acquire a patent portfolio or acquire rights to a patent portfolio, and in exchange, our partner receives (i) an upfront payment for the purchase of the patent portfolio or patent portfolio rights, (ii) a percentage of our operating subsidiary’s net recoveries from the licensing and enforcement of the patent portfolio, or (iii) a combination of the two.

Under U.S. law, an inventor or patent owner has the right for a period of time to exclude others from making, selling or using their patented invention. Unfortunately, in the majority of cases, infringers are generally unwilling, at least initially, to negotiate or pay reasonable royalties for their unauthorized use of third-party patents and will typically resist any allegations of patent infringement. Inventors and/or patent holders without sufficient legal, financial and/or expert technical resources to bring and continue the pursuit of a legal action may lack credibility in dealing with unwilling licensees, and as a result, are often blatantly ignored.

As a result of the common reluctance of patent infringers to negotiate and ultimately take a patent license for the use of third-party patented technologies without at least the threat of legal action, patent licensing and enforcement often begins with the filing of patent enforcement litigation. However, the majority of patent infringement contentions settle out of court, based on the strength of the patent claims, evidence of validity, and persuasive evidence and degree of clarity that the patent is being infringed.

We execute patent licensing and intellectual property rights arrangements with users of our patented technologies through willing negotiations without the filing of patent infringement litigation, or through the negotiation of a patent license, intellectual property rights and settlement arrangements in connection with the filing of patent infringement litigation.

Our Corporate Information

We were originally incorporated in California in January 1993 and reincorporated in Delaware in December 1999. Our website address is www.acaciaresearch.com. The information contained in or accessible through our website is not incorporated by reference into this prospectus, and you should not consider it a part of this prospectus or any applicable prospectus supplement. Our main offices are located at 500 Newport Center Drive, 7th Floor, Newport Beach, California 92660, and our telephone number is (949) 480-8300.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, any related free writing prospectuses and the documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus, any prospectus supplement and any related free writing prospectuses regarding our future strategy, future operations, projected financial position, estimated future revenues, projected costs, future prospects, the future of our industries and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, the date of any prospectus supplement, the date of any related free writing prospectus or, in the case of forward-looking statements incorporated by reference, as of the date of the filing that includes the statement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We do not undertake and specifically decline any obligation to update any forward-looking statements or to publicly announce the results of any revisions to any statements to reflect new information or future events or developments.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus and supplements to this prospectus under the caption “Risk Factors” as well as in our most recent Annual Report on Form 10-K, including, without limitation, under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other documents that we may file with the SEC, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus, any prospectus supplement and any related free writing prospectuses.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of any of the common stock offered under this prospectus. Unless otherwise indicated in any applicable prospectus supplement or in any free writing prospectuses in connection with a specific offering, we intend to use any net proceeds from the sale of such common stock for our operations and for other general corporate purposes, including, but not limited to, working capital, strategic acquisitions and other transactions. Pending our use of the net proceeds as described above, we plan to invest the net proceeds in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DESCRIPTION OF COMMON STOCK WE MAY OFFER

General

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of December 31, 2010, there were 36,029,068 shares of our common stock outstanding and no shares of our preferred stock outstanding.

The following description of our common stock, together with the additional information included in any applicable prospectus supplements or related free writing prospectuses, summarizes the material terms of our common stock, but it is not complete. For the complete terms of our common stock, please refer to our amended and restated certificate of incorporation and our amended and restated bylaws, as amended, that are incorporated by reference into the registration statement which includes this prospectus.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote at a meeting of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock may elect all of the directors standing for election. Holders of our common stock are entitled to receive ratably any dividends declared by our board of directors. Upon our liquidation, dissolution or winding-up, holders of our common stock are entitled to receive ratably our net assets available for distribution after the payment of all debts and other liabilities, subject to any prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are fully paid and non-assessable.

We have not declared any cash dividends on our common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “ACTG”. The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Anti-Takeover Provisions

As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the Delaware General Corporation Law, which restricts our ability to enter into business combinations with an interested stockholder or a stockholder owning 15% or more of our outstanding voting stock, or that stockholder’s affiliates or associates, for a period of three years. These restrictions do not apply if:

•	prior to becoming an interested stockholder, our board of directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder;

•	upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, subject to exceptions; or

•	on or after the date a stockholder becomes an interested stockholder, the business combination is both approved by our board of directors and authorized at an annual or special meeting of our stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Each of our amended and restated certificate of incorporation and amended and restated bylaws, as amended, also include a number of other provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or our management. First, our amended and restated certificate of incorporation and amended and restated bylaws provide for a classified board of directors comprised of three classes of directors with each class serving a staggered three-year term. Under Delaware law, directors of a corporation with a classified board may be removed only for cause unless the corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of corporation does not provide otherwise. Second, our amended and restated certificate of incorporation gives our board of directors the authority to issue preferred stock, which could potentially be used to discourage attempts by third parties to obtain control of us through a merger, tender offer, proxy or consent solicitation or otherwise, by making those attempts more difficult to achieve or more costly. Third, our amended and restated bylaws, as amended, provide that such bylaws may only be amended by our board of directors or by the holders of 66 2/3%, or a super-majority, of the outstanding shares of our common stock, which makes it more difficult for our stockholders to amend or repeal our amended and restated bylaws, as amended. Fourth, our amended and restated bylaws, as amended, provide that special meetings of our stockholders may only be called by our board of directors, the chairman of our board of directors or our chief executive officer and may not be called by any other person or persons, thus making it more difficult for our stockholders to wage a proxy contest for control of our board of directors or to vote to repeal any of the anti-takeover provisions contained in our amended and restated certificate of incorporation or our amended and restated bylaws, as amended.

PLAN OF DISTRIBUTION

We may use this prospectus and any accompanying prospectus supplement to sell our securities from time to time as follows:

•	directly to purchasers;

•	through underwriters;

•	through dealers;

•	through agents;

•	through any combination of these methods; or

•	through any other method permitted by applicable law and described in a prospectus supplement.

Each prospectus supplement relating to an offering of securities will set forth the specific plan of distribution and state the terms of the offering, including:

•	the method of distribution of the securities offered therein;

•	the names of any underwriters, dealers, or agents;

•	the public offering or purchase price of the offered securities and the net proceeds that we will receive from the sale;

•	any underwriting discounts, commissions or other items constituting underwriters’ compensation;

•	any discounts, commissions, or fees allowed, re-allowed or paid to dealers or agents; or

•	any securities exchange on which the offered securities may be listed.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of the issuance of the securities offered hereby will be passed upon for us by Stradling Yocca Carlson & Rauth, a Professional Corporation.

EXPERTS

The consolidated financial statements of Acacia Research Corporation and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the reports of Grant Thornton LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the Commission with respect to the common stock covered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We are subject to the informational requirements of the Exchange Act and in accordance therewith file periodic reports, current reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. The Commission maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission, where our Commission filings are also available. The address of the Commission’s website is www.sec.gov. The information is also available on our website at www. acaciaresearch.com. Information contained in or accessible through our website does not constitute part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the Commission prior to the date of this prospectus, while information that we file later with the Commission will automatically update and supersede the information in this prospectus. We incorporate by reference into this registration statement and prospectus the documents listed below, and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of common stock covered by this prospectus, except for information furnished under any item of Form 8-K, which is neither deemed filed nor incorporated by reference herein:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on February 28, 2011, as amended March 24, 2011;

•	Our Current Reports on Form 8-K, filed with the Commission on January 3, 2011, January 4, 2011, March 3, 2011 and March 4, 2011; and

•	Our Registration Statement on Form 8-A, filed with the Commission on December 19, 2002, as amended by Form 8-A/A, filed with the Commission on August 14, 2008, describing our common stock, and any amendment or report filed with the Commission for the purpose of updating the description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to us at the following address: Acacia Research Corporation, 500 Newport Center Drive, 7th Floor, Newport Beach, California 92660, Attention: Investor Relations, or by telephoning us at the following telephone number: (949) 480-8300.

5,000,000 Shares

Acacia Research Corporation
Common Stock

Prospectus Supplement
March 24, 2011

Barclays Capital